Exhibit 99.1

STARZ ANNOUNCES NEW LONG-TERM FIRST-RUN
PREMIUM OUTPUT AGREEMENT WITH
SONY PICTURES ENTERTAINMENT

Deal Secures Starz as a Premium Pay TV Movie Category Leader
With Quality New Release Movies Through 2021

Beverly Hills, Calif. — February 11, 2013 — Sony Pictures Entertainment (SPE) and Starz (NASDAQ: STRZA, STRZB) announced a new, multi-year agreement that extends their exclusive first-run output premium pay TV deal.  As a result, Starz will have the exclusive pay television rights to Sony Pictures’ theatrical releases through 2021.  The previous agreement between the two companies had covered motion pictures released theatrically through 2016.

Commencing with 2005 theatrical releases, Starz has been the exclusive first-run pay television home for the exhibition of Sony Pictures’ films including titles from Columbia Pictures, Sony Pictures Classics, TriStar, and Screen Gems.  The new SPE-Starz agreement provides movie content for all Starz platforms including its linear STARZ and ENCORE channels in standard definition and HD, subscription VOD services in standard definition, HD On Demand and 3D On Demand, and online streaming services, including the recently launched STARZ PLAY and ENCORE PLAY.  Financial terms of the agreement were not disclosed.

Big, hit Sony titles coming in 2013 exclusively on pay television to the STARZ channels and services include:  The Amazing Spider-Man, 21 Jump Street, Zero Dark Thirty, The Vow, Men In Black 3, and Resident Evil: Retribution.

“STARZ and ENCORE subscribers have enjoyed the consistently stellar theatrical product from Sony, and we are thrilled to extend our exclusive partnership into the next decade,” said Chris Albrecht, Starz Chief Executive Officer.  “Starz will continue to offer the richest premium TV viewing experience for our subscribers and distributors for years to come thanks to STARZ’ growing original programming slate, along with the robust lineup of new blockbuster Sony releases and our deep movie library.”

“Starz has been a terrific partner and we are excited to be extending our relationship with them through the 2021 slate,” said John Weiser, President, U.S. distribution for Sony Pictures Television.

Starz remains the exclusive home of Disney theatrical releases, including its Lucasfilm, Marvel and Pixar releases, and their accompanying digital streaming rights, into 2017.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Channels), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Channels is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including

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cable operators, satellite television providers, and telecommunications companies.  As of September 30, 2012, STARZ and ENCORE serve a combined 55 million subscribers, including 21 million at STARZ, and 34 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Channels’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

About Sony Pictures Entertainment:

Sony Pictures Entertainment (SPE) is a subsidiary of Sony Corporation of America, a subsidiary of Tokyo-based Sony Corporation. SPE’s global operations encompass motion picture production and distribution; television production and distribution; home entertainment acquisition and distribution; a global channel network; digital content creation and distribution; operation of studio facilities; development of new entertainment products, services and technologies; and distribution of entertainment around the world. For additional information, go to http://www.sonypictures.com.

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Contacts:

Theano Apostolou	Paula Askanas
Starz	Sony Pictures Entertainment
(424) 204-4052	(310 244-3790
theano@starz.com	paula_askanas@spe.sony.com

Eric Becker
Starz
(720) 852-4065
eric.becker@starz.com